EXHIBIT 99.1

Simmons First National Corporation Declares $0.22 Per Share Dividend

PINE BLUFF, Ark., Nov. 25, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.22 per share quarterly cash dividend payable January 2, 2015, to shareholders of record December 15, 2014. This dividend represents a $0.01 per share, or 4.8% increase over the dividend paid for the same period last year.

Simmons First National Corporation is an Arkansas-based financial holding company with total assets of $4.8 billion and conducts financial operations throughout Arkansas, Kansas and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

CONTACT: FOR MORE INFORMATION CONTACT:
         DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000